SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): March 10, 2006


                              GRILL CONCEPTS, INC.
               (Exact name of registrant as specified in Charter)


             Delaware                   0-23226            13-3319172
   ------------------------------      ----------      -------------------
  (State or other jurisdiction of     (Commission        (IRS Employer
   incorporation or organization)       File No.)      Indetification No.)


                       11661 San Vicente Blvd., Suite 404
                         Los Angeles, California 90049
                -------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


                                  310-820-5559
                           -------------------------
                           (Issuer Telephone number)



             -----------------------------------------------------------
            (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.   Entry into a Material Definitive Agreement.

On March 10, 2006, Grill Concepts, Inc. (the "Company") entered into a credit agreement (the "Credit Agreement") with Diamond Creek Investment Partners LLC (the "Lender").

The Credit Agreement provides for a revolving term loan (the "Loan") to the Company of the lesser of (1) $8.0 million, or (2) 2.25 times the Company's trailing 12 month EBITDA. Funds may be borrowed under the Credit Agreement, subject to satisfaction of all conditions of funding, in minimum monthly advances of $500,000. Proceeds of the Loan may be used to pay expenses of the Loan and for general corporate purposes. The interest rate on the Loan is, at the option of the Company and subject to certain limitations on the use of LIBOR based loans, equivalent to either (1) prime rate, but not less than 7%, plus an applicable margin, or (2) the London Interbank Offered Rate, but not less than 4%, plus an applicable margin. The margin, in each case, varies based upon the Company's leverage ratio (funded debt to EBITDA, each as defined) and ranges from 2.75% to 3.50% with respect to prime rate loans and 5.50% to 6.25% with respect to LIBOR loans. The current interest rate is equal to 10.5% and will be adjusted quarterly commencing in the fourth quarter of 2006.

The Credit Agreement provides that the Company will pay all expenses incurred in connection with the Loan, including expenses incurred by the Lender. By separate agreement, the Company agreed to pay certain fees associated with the Loan, including a loan fee of $120,000, an unused line fee of 0.5% of the unused portion of the credit facility payable monthly, a loan servicing fee of $3,000 per month.

The Loan matures, and is payable in full, on March 9, 2011 subject to mandatory prepayment to the extent, if any, that the outstanding principal balance of the Loan exceeds 2.25 times trailing 12 month EBITDA or upon the occurrence of certain defined extraordinary events. The Company may prepay amounts owing under the Credit Agreement subject to payment of a prepayment premium of (1) 3% with respect to prepayments occurring on or before March 9, 2007, and (2) 1% with respect to prepayments occurring after March 9, 2007 and on or before March 9, 2008.

The Company's obligations under the Credit Agreement are secured by a first lien on all of the Company's assets, including all of the capital stock and other equity interests held by the Company in its subsidiaries, subject to existing liens on such assets. The Loan requires the Company to comply with certain ordinary lending covenants. These include, among others, financial covenants relating to maximum debt to EBITDA ratio, minimum EBITDA and maximum capital expenditures. The Company must also comply with certain information requirements, including providing periodic financial statements and projections as well as notices of defaults, litigation and other matters, maintenance of insurance and compliance with laws as well as limitations on liens and encumbrances, indebtedness, dispositions, dividends and retirement of capital stock, consolidations and mergers, changes in nature of business and other operating, financial and structural limitations.

Events of default in the Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the Credit Agreement, (b) the failure to perform and not timely remedy certain covenants, (c) certain cross defaults or cross accelerations, (d) the occurrence of bankruptcy or insolvency events, (e) the failure to make certain payments, or the occurrence of certain events, relating to retirement plans, (f) certain adverse judgments against the Company or any of its subsidiaries, (g) certain changes in ownership of the Company's stock or the board of directors, or (h) the occurrence of, and failure to remedy, a Material Adverse Effect (as defined in the Credit Agreement). Upon the occurrence of an event of default, the Lender may terminate the loan commitment and declare the Loan due and payable in full.

The foregoing is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01.   Financial Statements and Exhibits.

        (c)  Exhibits

             10.1 Credit Agreement, dated as of March 10, 2006, between Grill Concepts, Inc. and Diamond Creek Investment Partners, LLC

             10.2 Fee Letter, dated March 10, 2006, between Grill Concepts, Inc. and Diamond Creek Investment Partners LLC

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GRILL CONCEPTS, INC.

Dated:  March 10, 2006
                             By:     /s/ Philip Gay
                                     Philip Gay
                                     Executive Vice President and
                                     Chief Financial Officer

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